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                                                                Exhibit 99.1
[GARDNER DENVER logo]

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                                PRESS RELEASE

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FOR RELEASE NOVEMBER 9, 2005
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                                   Contact:  Helen W. Cornell
                                             Vice President, Finance and CFO
                                             (217) 228-8209


           GARDNER DENVER ANNOUNCES APPOINTMENT OF VICE PRESIDENT
                          AND CORPORATE CONTROLLER

QUINCY, IL (November 9, 2005) - Ross. J. Centanni, Chairman, President and CEO of Gardner Denver, Inc. (NYSE:GDI) has announced that David J. Antoniuk has been appointed as Principal Accounting Officer for Gardner Denver, effective November 8, 2005. Mr. Antoniuk, who joined the Company in September 2005 as the Vice President and Corporate Controller, succeeds Daniel C. Rizzo, Jr., who had previously held these positions and resigned in September to pursue another professional opportunity.

Mr. Antoniuk has over twenty-five years of experience in accounting and controllership. He most recently served as the Vice President, Finance for Davis-Standard Corporation, a wholly-owned subsidiary of Crompton Corporation, a publicly-traded manufacturer of extrusion systems for the plastics and rubber industries. He previously worked for Pirelli Cables North America, a $1 billion cable manufacturing group of Pirelli SPA, Johnson & Johnson, Inc. and KPMG. Mr Antoniuk is a certified public accountant and holds a Bachelor of Science in Business Administration from Seton Hall University.

Gardner Denver, with 2004 revenues of $740 million ($1,306 million on a pro forma basis including the acquisitions of Nash Elmo and Thomas Industries, which were completed in September 2004 and July 2005, respectively), is a leading international manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial, medical, environmental and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).


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